Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System, Inc. Reports

Second Quarter 2022 Results

SYRACUSE, N.Y. — July 25, 2022 — Community Bank System, Inc. (NYSE: CBU) reported second quarter 2022 net income of $39.8 million, or $0.73 per fully-diluted share. This compares to $47.9 million of net income, or $0.88 per fully-diluted share for the second quarter of 2021. The $0.15, or 17.0%, decrease in earnings per share was primarily attributable to increases in the provision for credit losses and operating expenses, offset, in part, by increases in net interest income and noninterest revenues and decreases in income taxes and fully-diluted shares outstanding. Comparatively, the Company recorded $0.86 in fully-diluted earnings per share for the linked first quarter of 2022. Operating earnings per share, a non-GAAP measure, which excludes acquisition expenses, acquisition-related provision for credit losses, acquisition-related contingent consideration adjustments and unrealized gain (loss) on equity securities, net of tax, was $0.85 for the second quarter of 2022, as compared to $0.88 in the second quarter of 2021 and $0.87 in the first quarter of 2022. Second quarter 2021 results were enhanced by a net benefit recorded in the provision for credit losses and higher Paycheck Protection Program (“PPP”)-related revenues than the second quarter of 2022 which, net of tax, were responsible for a $0.13 decrease in fully-diluted operating earnings per share year-over-year. The $0.02 decrease in operating earnings per share from the first quarter of 2022 was primarily driven by higher operating expenses, a higher provision for credit losses and lower noninterest revenues, offset, in part, by an increase in net interest income and a decrease in income taxes. Second quarter 2022 adjusted pre-tax, pre-provision net revenue per share, a non-GAAP measure, which excludes income taxes, the provision for credit losses, acquisition-related provision for credit losses, acquisition expenses, acquisition-related contingent consideration adjustments and unrealized gain (loss) on equity securities from net income, of $1.13 was up $0.07 in comparison to the second quarter of 2021 and $0.01 from the first quarter of 2022.

Second Quarter 2022 Performance Highlights:

❖	Completed the acquisition of Elmira Savings Bank

❖	GAAP EPS

•	$0.73 per share, down $0.15 per share from the second quarter of 2021

❖	Operating EPS (non-GAAP)

•	$0.85 per share, down $0.03 per share from the second quarter of 2021

❖	Adjusted Pre-Tax, Pre-Provision Net Revenue Per Share (non-GAAP)

•	$1.13 per share, up $0.07 per share from the second quarter of 2021

❖	Return on Assets

•	1.03%

❖	Return on Equity

•	9.16%

❖	Return on Tangible Equity (non-GAAP)

•	17.61%

❖	Total Deposit Funding Costs

•	0.08%

❖	Annualized Loan Net Charge-Offs

•	0.02%

❖	Loan Growth

•	$722.4 million, or 9.7%

•	$313.4 million, or 4.2%, excluding loans acquired during the quarter and PPP loans

Mark E. Tryniski, President and CEO of Community Bank System, Inc., said, “I am pleased with the Company’s performance and the accomplishments we achieved during the second quarter. The hard work and dedication from our team enabled us to successfully acquire and integrate the former Elmira Savings Bank (“Elmira”). This strategic acquisition extends and broadens our customer base and banking presence in the Southern Tier and Finger Lakes regions of New York, while enhancing our consumer mortgage origination capabilities and product offerings. In addition, the Company meaningfully improved its net interest margin, produced solid organic loan growth across all five of its major loan segments, continued to maintain very good asset quality and produced solid earnings results. Excluding loans acquired in connection with the Elmira acquisition and PPP loans, ending loans increased $313.4 million, or 4.2% during the quarter, marking the fourth consecutive quarter of organic loan growth for the Company. This helped drive the expansion of the Company’s net interest margin, resulting in record levels of net interest income for the quarter. In addition, the Company recorded a $4.6 million, or 7.8%, increase in noninterest revenues over the prior year’s second quarter despite market-related headwinds, which negatively impacted fiduciary-related revenues in our wealth management and employee benefit services businesses. While revenue growth in the second quarter was offset, in part, by increases in operating expenses, we believe we are very well-positioned heading into the third quarter. Asset quality remained strong with annualized net charge-offs of just two basis points in the quarter. Nonperforming loans as a percent of total loans decreased to 0.46% at June 30, 2022, compared to 0.49% at the end of the first quarter of 2022 and 0.97% one year earlier. Although ending total deposit balances were up in the second quarter driven by the Elmira acquisition, municipal deposits decreased $368.4 million during the quarter due in part to seasonal factors.”

Mr. Tryniski continued, “GAAP basis earnings per share were $0.73 for the quarter, as compared to GAAP earnings per share of $0.88 in the second quarter of 2021. Excluding acquisition expenses, acquisition-related provision for credit losses and acquisition-related contingent consideration adjustment, the Company recorded $0.85 of operating earnings per share, a non-GAAP measure, in the second quarter of 2022. This compares to $0.88 of operating earnings per share in the second quarter of 2021. While earnings per share were down from the prior year period, this was largely driven by an increase in the provision for credit losses and an expected decrease in PPP-related interest income. During the second quarter of 2022, the Company recorded $2.1 million in the provision for credit losses, excluding acquisition-related provision for credit losses, compared to a $4.3 million net benefit recorded in the provision for credit losses in the second quarter of 2021, reflective of improvements in the economic outlook at that time as the U.S. rebounded from effects of the pandemic. Additionally, the Company recorded PPP-related interest income of $1.1 million during the second quarter of 2022, as compared to $3.9 million during the second quarter of 2021. The increase in the provision for credit losses and the decrease in PPP-related revenues, net of tax, were responsible for a $0.13 decrease in fully-diluted operating earnings per share year-over-year. Adjusted pre-tax, pre-provision net revenue per share, a non-GAAP measure, of $1.13 was up $0.07, or 6.6%, over the prior year’s second quarter.”

Mr. Tryniski further noted, “The Company achieved its fourth consecutive quarter of growth in loans outstanding, as our team maintained its enhanced focus on organic loan generation, which included increases in all the Company’s major loan portfolios, including business lending, consumer mortgage, home equity, consumer direct and consumer indirect loans. The combination of organic loan growth, the Elmira acquisition, the deployment of low yield cash equivalents into the investment securities portfolio, stable funding costs and higher market interest rates for new loans drove an $11.0 million, or 12.0%, increase in net interest income over the prior year’s second quarter, despite a $2.8 million decrease in PPP-related interest income. With loan growth momentum, including healthy pipelines, and a solid set of new business opportunities in our financial services operations, we are pleased with the many near-term growth opportunities we see ahead.”

The Company recorded total revenues of $167.2 million in the second quarter of 2022, an increase of $15.7 million, or 10.3%, over the prior year’s second quarter. The increase in total revenues between the periods was driven by an $11.0 million, or 12.0%, increase in net interest income, a $1.8 million, or 11.8%, increase in deposit service and other banking fees, a $1.4 million, or 5.3% increase in employee benefit services revenues, and a $1.5 million, or 9.0%, increase in wealth management and insurance services revenues. Comparatively, total revenues were up $6.7 million, or 4.2%, over first quarter 2022 results, due to an $8.3 million, or 8.7%, increase in net interest income, offset, in part, by a $1.6 million, or 2.4%, decrease in noninterest revenues, as market-driven conditions began to impact the Company’s financial services revenues.

The Company recorded net interest income of $103.1 million in the second quarter of 2022. This compares to $92.1 million of net interest income recorded in the second quarter of 2021. Between comparable periods, the Company’s average interest-earning assets increased $1.10 billion, or 8.2%, due to the large net inflows of funds from government stimulus programs, PPP loan originations and the second quarter 2022 acquisition of Elmira, further benefitting from the tax equivalent net interest margin increasing from 2.79% in the second quarter of 2021 to 2.89% in the second quarter of 2022. The tax equivalent average yield on interest-earning assets in the second quarter of 2022 of 2.97% was eight basis points higher than the tax equivalent average yield on interest-earning assets of 2.89% in the second quarter of 2021. Comparatively, the Company recorded net interest income of $94.9 million during the first quarter of 2022, $8.3 million less than second quarter 2022 results, while the tax equivalent net interest margin was 2.73%.

Interest income and fees on loans increased $2.1 million, or 2.7%, from $75.9 million in the second quarter of 2021 to $78.0 million in the second quarter of 2022. Average total loans outstanding increased $383.9 million, or 5.2% between the comparable quarterly periods, while the weighted-average tax equivalent loan yield decreased 11 basis points from 4.16% in the second quarter of 2021 to 4.05% in the second quarter of 2022. The decrease in the tax equivalent loan yields between the periods was driven by a $2.8 million decrease in PPP-related interest income. During the second quarter of 2022, the Company recorded $1.1 million of PPP-related interest income, down from $3.9 million of PPP-related interest income recorded in the prior year’s second quarter. Comparatively, the Company recorded $72.5 million of interest income and fees on loans during the first quarter of 2022, including $1.7 million of PPP-related interest income, while the average tax equivalent yield on loans was 3.99%.

Interest income on investments, including cash equivalents, increased $8.8 million, or 45.0%, between the second quarter of 2021 and the second quarter of 2022. The increase in interest income on investments was driven by both an increase in average outstanding investment balances and an increase in the tax equivalent average yield on investments, including cash equivalents, between the periods. The tax-equivalent average yield on investments, including cash equivalents, increased from 1.34% in the second quarter of 2021 to 1.73% in the second quarter of 2022, reflective of a significant change in the composition of investment securities and cash equivalents and an increase in market interest rates. The average book value of investments increased $714.9 million, or 11.9%, between the comparable periods. This included a $2.32 billion, or 58.6%, increase in the investments securities portfolio, offset, in part, by a $1.60 billion decrease in the average balance of cash equivalents, driven by the Company’s investment security purchase activities between the periods. The average tax equivalent yield on the investment securities portfolio, excluding cash equivalents, decreased 18 basis points from 1.99% in the second quarter of 2021 to 1.81% in the second quarter of 2022, while the average yield on cash equivalents increased 54 basis points from 0.11% to 0.65%. Although the tax equivalent average yield on the investment securities portfolio decreased 18 basis points between the periods, the tax equivalent average yield on investments, including cash equivalents, increased 39 basis points due to the large increase in the average outstanding balance of investment securities with a significantly higher yield than cash equivalents.

Interest expense decreased $0.2 million, or 6.8%, from $3.2 million in the second quarter of 2021 to $3.0 million in the second quarter of 2022. Although average interest-bearing deposit liabilities increased $687.2 million, or 8.0%, between the periods, interest expense decreased due primarily to decreases in the average outstanding balance and interest rate paid on time deposits. The Company’s average cost of funds was 0.09% in the second quarter of 2022, down from 0.10% during the second quarter of 2021. Given the recent increases in both short-term and long-term market interest rates, the Company expects interest expense to increase in both the third and fourth quarters of 2022.

During the second quarter of 2022, the Company recorded a provision for credit losses of $6.0 million, $3.9 million of which was due to the acquisition of Elmira. This compares to a $4.3 million net benefit recorded in the provision for credit losses in the second quarter of 2021. The Company recorded net loan charge-offs of $0.4 million, or an annualized 0.02% of average loans outstanding, during the second quarter of 2022, as compared to net loan recoveries of $0.6 million, or an annualized 0.03% of average loans outstanding, for the second quarter of 2021. On a year-to-date basis, the Company has recorded net loan charge-offs of $0.9 million, or an annualized 0.02% of average loans outstanding. The Company’s allowance for credit losses increased $5.4 million from the end of the first quarter of 2022, due in part to a $750.4 million increase in non-PPP loans outstanding, including $437.0 million of loans acquired from Elmira, combined with economic forecasts moderately deteriorating during the second quarter of 2022. Comparatively, in the second quarter of 2021, economic forecasts reflected a post-vaccine economic recovery and loans outstanding remaining on pandemic-related payment deferral decreased significantly, resulting in a release of reserves in that quarter.

Employee benefit services revenues for the second quarter of 2022 were $28.9 million, up $1.4 million, or 5.3%, in comparison to the second quarter of 2021. The improvement in revenues was driven by increases in employee benefit trust and custodial fees, as well as incremental revenues from the acquisition of Fringe Benefits Design of Minnesota, Inc. (“FBD”) during the third quarter of 2021. Wealth management revenues for the second quarter of 2022 were $8.1 million, down slightly from $8.2 million in the second quarter of 2021. The $0.1 million, or 1.0%, decrease in wealth management revenues was primarily driven by a decline in trust services revenues. The Company recorded insurance services revenues of $9.8 million in the second quarter of 2022, which represents a $1.6 million, or 19.1%, increase over the prior year’s second quarter, driven by organic expansion, as well as the second quarter 2021 acquisition of a Florida-based personal lines insurance agency and third quarter 2021 acquisition of a Boston-based specialty-lines insurance practice. Banking noninterest revenues increased $1.7 million, or 11.0%, from $15.5 million in the second quarter of 2021 to $17.2 million in the second quarter of 2022. This was driven by a $1.8 million, or 11.8%, increase in deposit service and other banking fees that benefitted from the continued recovery of economic activity as the impact of the pandemic recedes and incremental revenues from the Elmira acquisition, offset, in part, by a $0.1 million decrease in mortgage banking revenue. Comparatively, the Company recorded $29.6 million of employee benefit services revenues, $8.6 million of wealth management revenues and $10.4 million of insurance services revenues during the first quarter of 2022, which on a combined basis were $1.8 million higher than the financial services revenues generated in the second quarter of 2022, reflecting the impact from market-related headwinds. First quarter 2022 banking noninterest revenues were $17.0 million, $0.2 million, or 1.2%, lower than second quarter 2022 banking noninterest revenues.

The Company recorded $110.4 million in total operating expenses in the second quarter of 2022, compared to $93.5 million of total operating expenses in the prior year’s second quarter. The $16.9 million, or 18.0%, increase in operating expenses was attributable to a $7.5 million, or 13.0%, increase in salaries and employee benefits, a $4.4 million increase in acquisition-related expenses, a $3.4 million, or 36.5%, increase in other expenses, a $0.8 million, or 6.6%, increase in data processing and communications expenses, a $0.6 million, or 18.6%, increase in the amortization of intangible assets and a $0.2 million, or 1.5%, increase in occupancy and equipment expenses. The increase in salaries and benefits expense was driven by increases in merit and incentive-related employee wages, acquisition-related staffing increases, higher payroll taxes and higher employee benefit-related expenses. Other expenses were up due to the general increase in the level of business activities and incremental expenses associated with operating an expanded franchise subsequent to the Elmira acquisition, including increases in business development and marketing expenses, insurance, professional fees and travel-related expenses. The increase in data processing and communications expenses was due to the Company’s implementation of new customer-facing digital technologies and back office systems between the comparable periods. The slight increase in occupancy and equipment expense was driven by inflationary pressures. In comparison, the Company recorded $99.8 million of total operating expenses in the first quarter of 2022. The $10.6 million, or 10.6%, increase in total operating expenses between the first quarter of 2022 and the second quarter of 2022 was largely attributable to a $4.0 million increase in acquisition-related expenses, a $3.8 million, or 6.1%, increase in salaries and employee benefits and a $2.3 million increase in other expenses due to inflationary pressures and incremental expenses associated with operating an expanded franchise subsequent to the Elmira acquisition.

The effective tax rate for the second quarter of 2022 was 21.6%, down from 23.1% in the second quarter of 2021. In the second quarter of 2021, the Company’s effective tax rate was driven up by an increase in certain state income tax rates that were enacted during the period.

The Company also provides supplemental reporting of its results on an “operating,” “adjusted” and “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts), accretion on non-purchased credit deteriorated (“PCD”) loans, expenses associated with acquisitions, acquisition-related provision for credit losses, acquisition-related contingent consideration adjustments, litigation accrual expenses and unrealized gain (loss) on equity securities. In addition, the Company provides supplemental reporting for “adjusted pre-tax, pre-provision net revenues,” which subtracts the provision for credit losses, acquisition expenses, acquisition-related contingent consideration adjustments, litigation accrual expenses and unrealized gain (loss) on equity securities from income before income taxes. The amounts for such items are presented in the tables that accompany this release. Although these items are non-GAAP measures, the Company’s management believes this information helps investors understand the effect of acquisition and other non-recurring activity in its reported results. Diluted adjusted net earnings per share were $0.89 in the second quarter of 2022, compared to $0.91 in both the second quarter of 2021 and the first quarter of 2022. Adjusted pre-tax, pre-provision net revenue per share was $1.13 in the second quarter of 2022, compared to $1.06 in the second quarter of 2021 and $1.12 in the first quarter of 2022.

Financial Position

The Company’s total assets were $15.49 billion at June 30, 2022, representing a $686.5 million, or 4.6%, increase from one year prior and a $138.1 million, or 0.9%, decrease from the prior quarter end. The increase in the Company’s total assets during the prior twelve-month period was primarily due to net inflows of deposits between the periods and the Elmira acquisition. Average deposit balances increased $1.03 billion, or 8.4%, between the second quarter of 2021 and the second quarter of 2022. Likewise, average earning assets were up from $13.37 billion in the second quarter of 2021 to $14.47 billion in the second quarter of 2022, representing a $1.10 billion, or 8.2%, increase. This included a $2.32 billion, or 58.6%, increase in average book value of investment securities and a $383.9 million, or 5.2%, increase in average loans outstanding, partially offset by a $1.60 billion, or 77.2%, decrease in average cash equivalents. Despite the Elmira acquisition during the second quarter of 2022, total assets decreased from the prior quarter end due primarily to a net outflow of municipal deposits totaling $368.4 million due in part to seasonal factors and a $260.2 million decrease in the market-value adjustment on the available-for-sale investment securities portfolio due to an increase in market interest rates.

On a linked quarter basis, average earning assets increased $235.3 million, or 1.7%, due primarily to the Elmira acquisition. Average deposit balances increased $260.7 million, or 2.0%, compared to the first quarter of 2022. The average book value of investment securities increased $357.7 million, or 6.0%, while average cash equivalents decreased $458.2 million, or 49.2% during the quarter, primarily due to the Company’s investment securities purchase activities and loan growth. Average loan balances increased $335.8 million, or 4.5%, as the acquisition of Elmira and strong organic growth more than offset a $34.7 million decrease in average PPP loan balances due to loan forgiveness activities during the quarter. Average loan balances for consumer mortgages, business lending, consumer direct loans, home equity loans and consumer indirect loans increased during the second quarter, due to the Elmira acquisition and organic growth.

Ending loans at June 30, 2022 of $8.14 billion were $722.4 million, or 9.7%, higher than the first quarter of 2022 and $900.5 million, or 12.4%, higher than one year prior. The increase in ending loans year-over-year was driven by increases in all loan categories, including consumer mortgage, consumer indirect, business lending, home equity and consumer direct loans, due to the Elmira acquisition and net organic growth despite a $259.9 million decrease in PPP loans. Over the prior twelve month period, consumer mortgage loans increased $495.3 million, or 20.6%, consumer indirect loans increased $200.2 million, or 18.0%, business lending loans increased $145.5 million, or 4.6%, home equity loans increased $34.3 million, or 8.8%, and consumer direct loans increased $25.1 million, or 16.9%. The increase in loans outstanding on a linked quarter basis was driven by a $311.2 million, or 12.0%, increase in consumer mortgage loans, a $229.5 million, or 7.4%, increase in business lending loans, a $133.4 million, or 11.3%, increase in consumer indirect loans, a $27.1 million, or 6.8%, increase in home equity loans and a $21.2 million, or 13.9%, increase in consumer direct loans, due to the Elmira acquisition and organic growth.

The Company’s liquidity position remains strong. The Company’s banking subsidiary, Community Bank, N.A. (the “Bank”), maintains a funding base largely comprised of core noninterest-bearing demand deposit accounts and low cost interest-bearing checking, savings and money market deposit accounts with customers that operate, reside or work within its branch footprint. At June 30, 2022, the Company’s readily available sources of liquidity totaled $5.82 billion, including cash and cash equivalents balances, net of float, of $120.2 million. The Company also maintains an available-for-sale investment securities portfolio, comprised primarily of highly-liquid U.S. Treasury securities, highly-rated municipal securities and U.S. agency mortgage-backed securities, which totaled $5.57 billion at June 30, 2022, $3.45 billion of which was unpledged as collateral. The Bank’s unused borrowing capacity at the Federal Home Loan Bank of New York at June 30, 2022 was $1.81 billion and it had access to $435.3 million of funding availability at the Federal Reserve Bank’s discount window.

Although there remains some uncertainty around the duration of the economic impact of the COVID-19 pandemic, the Company’s management believes that its financial position remains strong. The Company’s capital planning and management activities, coupled with its historically strong earnings performance, diversified streams of revenue and prudent dividend practices, have allowed it to build and maintain strong capital reserves. Shareholders’ equity of $1.66 billion at June 30, 2022 was $399.4 million, or 19.4%, lower than one year ago despite strong earnings retention because of a $482.8 million decline in the after-tax market value adjustment on the Company’s available-for-sale investment securities portfolio due to higher market interest rates. Shareholders’ equity was also down $190.4 million, or 10.3%, from the end of the first quarter of 2022, driven by a $197.0 million decline in the after-tax market value adjustment of the Company’s available-for-sale investment securities portfolio and $12.9 million of treasury share purchases.

At June 30, 2022, all of the Company’s regulatory capital ratios significantly exceeded well-capitalized standards. More specifically, the Company’s tier 1 leverage ratio, a common measure used to evaluate a financial institution’s capital strength, was 8.65% at June 30, 2022, which substantially exceeds the regulatory well-capitalized standard of 5.0%. The Company’s net tangible equity to net tangible assets ratio (non-GAAP) was 5.40% at June 30, 2022, down from 9.02% a year earlier and 6.98% at the end of the first quarter of 2022. The decrease in the net tangible equity to net tangible assets ratio (non-GAAP) from one year prior was primarily driven by a $473.3 million, or 37.5%, decrease in tangible equity due to the aforementioned decline in the after-tax market value adjustment and a $75.2 million net increase in intangible assets due to acquisitions completed between the periods and a $612.6 million, or 4.4%, increase in tangible assets due to the aforementioned Elmira acquisition and net inflows of deposits. The decrease in the net tangible equity to net tangible assets ratio (non-GAAP) from the first quarter of 2022 was driven by a $243.9 million decrease in tangible equity, which more than offset a $191.5 million decrease in tangible assets.

As previously announced, in December 2021 the Company’s Board of Directors (the “Board”) approved a stock repurchase program authorizing the repurchase of up to 2.70 million shares of the Company’s common stock during a twelve-month period starting January 1, 2022. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable regulatory and legal requirements. There were 250,000 shares repurchased pursuant to the 2022 stock repurchase program in the first six months of 2022, including 200,000 shares repurchased in the second quarter of 2022.

Allowance for Credit Losses and Asset Quality

At June 30, 2022, the Company’s allowance for credit losses totaled $55.5 million, or 0.68%, of total loans outstanding. This compares to $50.1 million, or 0.68%, at the end of the first quarter of 2022 and $51.8 million, or 0.71%, at June 30, 2021. Reflective of a moderate deterioration in the economic outlook, continued low levels of net charge-offs, delinquent loans and nonperforming loans, and an increase in loans outstanding, the Company recorded a $6.0 million provision for credit losses during the second quarter of 2022, including $3.9 million due to the acquisition of Elmira based on the addition of approximately $437.0 million of loans.

At June 30, 2022, nonperforming (90 or more days past due and non-accruing) loans were $37.1 million, or 0.46%, of total loans outstanding. This compares to $36.0 million, or 0.49%, of total loans outstanding at the end of the first quarter of 2022 and $70.2 million, or 0.97%, of total loans outstanding one year earlier. The decrease in nonperforming loans as compared to the prior year’s second quarter was driven by the upgrade of several large business loans primarily operating in the hospitality industry from nonaccrual status to accruing status during the fourth quarter of 2021 and first quarter of 2022 whose operations were temporarily negatively impacted by the pandemic.

Total delinquent loans, which includes nonperforming loans and loans 30 or more days delinquent, to total loans outstanding was 0.75% at the end of the second quarter of 2022. This compares to 1.22% at the end of the second quarter of 2021 and 0.84% at the end of the first quarter of 2022. The decrease from one year earlier was largely driven by the previously mentioned reclassification of certain business loans’ status from nonaccrual to accruing during the fourth quarter of 2021 and first quarter of 2022. Loans 30 to 89 days delinquent (categorized by the Company as delinquent but performing), which tend to exhibit seasonal characteristics, were 0.29% of total loans outstanding at June 30, 2022, down slightly from 0.35% at the end of the first quarter of 2022, but up slightly from 0.25% one year earlier. The Company recorded net charge-offs of $0.4 million, or an annualized 0.02% of average loans, in the second quarter of 2022. This compares to net recoveries of $0.6 million, or an annualized 0.03% of average loans, in the second quarter of 2021 and net charge-offs of $0.5 million, or an annualized 0.03% of average loans, in the first quarter of 2022. The Company believes that its credit-related losses have recently been below longer-term historical levels in part due to the extraordinary Federal and State Government financial assistance provided to consumers throughout the pandemic, as well as the funding support to business customers who participated in PPP lending.

Dividend Increase

During the second quarter of 2022, the Company declared a quarterly cash dividend of $0.43 per share on its common stock, up 2.4% from the $0.42 dividend declared in the second quarter of 2021, representing an annualized yield of 2.6% based upon the $65.43 closing price of the Company’s stock on July 22, 2022. On July 20, 2022, the Company announced an additional one cent increase in the quarterly dividend to $0.44 per share on its common stock, payable on October 10, 2022 to shareholders of record on September 15, 2022. This increase marked the 30th consecutive year of dividend increases for the Company.

Elmira Savings Bank

On May 16, 2022, the Company announced that it completed its merger with Elmira Savings Bank, a New York state chartered savings bank, on May 13, 2022. The Company acquired Elmira in an all cash transaction representing total consideration valued at approximately $82.2 million. The merger enhances the Company’s presence in five counties of New York’s Southern Tier and Finger Lakes regions. In connection with the acquisition, the Company added eight branch locations and acquired total deposits of approximately $522.3 million and total loans of approximately $437.0 million.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, July 25, 2022, to discuss the second quarter 2022 results. The conference call can be accessed at 1-877-317-6789 (1-412-317-6789 if outside the United States and Canada). Investors may also listen live via the Internet at: https://app.webinar.net/DM5Ek1lOGWK.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: https://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

About Community Bank System, Inc.

Community Bank System, Inc. operates more than 220 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $15.4 billion, the DeWitt, N.Y. headquartered company is among the country’s 125 largest banking institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or https://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of CBU’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from its expectations: the macroeconomic and other challenges and uncertainties related to the COVID-19 pandemic, including the negative impacts and disruptions on public health, corporate and consumer customers, the communities CBU serves, and the domestic and global economy, including various actions taken in response by governments, central banks and others, which may have an adverse effect on CBU’s business; current and future economic and market conditions, including the effects on housing prices, unemployment rates, high inflation, U.S. fiscal debt, budget and tax matters, geopolitical matters, and global economic growth; fiscal and monetary policies of the Federal Reserve Board; the effect of changes in the level of checking or savings account deposits and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; the effect on stock market prices on CBU’s fee income businesses, including its employee benefit services, wealth management, and insurance businesses; the successful integration of operations of its acquisitions; competition; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. For more information about factors that could cause actual results to differ materially from CBU’s expectations, refer to its reports filed with the Securities and Exchange Commission (“SEC”), including the discussion under “Risk Factors” as filed with the SEC and available on CBU’s website at https://ir.communitybanksystem.com and on the SEC’s website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and CBU undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	Quarter Ended		Year-to-Date
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Earnings
Loan income	$77,959	$75,907	$150,473	$155,621
Investment income	28,216	19,453	53,398	37,404
Total interest income	106,175	95,360	203,871	193,025
Interest expense	3,034	3,255	5,858	6,966
Net interest income	103,141	92,105	198,013	186,059
Acquisition-related provision for credit losses	3,927	0	3,927	0
Provision for credit losses	2,111	(4,338)	3,017	(10,057)
Net interest income after provision for credit losses	97,103	96,443	191,069	196,116
Deposit service and other banking fees	17,008	15,216	33,902	30,150
Mortgage banking	269	331	424	1,019
Wealth management and insurance services	17,921	16,436	36,963	32,788
Employee benefit services	28,921	27,477	58,501	54,010
Unrealized (loss) gain on equity securities	(22)	0	(20)	24
Total noninterest revenues	64,097	59,460	129,770	117,991
Salaries and employee benefits	65,398	57,892	127,046	115,524
Data processing and communications	13,611	12,766	26,270	25,157
Occupancy and equipment	10,424	10,270	21,376	21,570
Amortization of intangible assets	3,851	3,246	7,583	6,597
Acquisition-related contingent consideration adjustment	400	0	400	0
Acquisition expenses	3,960	4	4,259	31
Other	12,780	9,365	23,297	17,910
Total operating expenses	110,424	93,543	210,231	186,789
Income before income taxes	50,776	62,360	110,608	127,318
Income taxes	10,971	14,416	23,748	26,524
Net income	$39,805	$47,944	$86,860	$100,794
Basic earnings per share	$0.74	$0.89	$1.61	$1.86
Diluted earnings per share	$0.73	$0.88	$1.60	$1.85

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022		2021
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Earnings
Loan income	$77,959	$72,514	$76,909	$75,825	$75,907
Investment income	28,216	25,182	21,820	19,841	19,453
Total interest income	106,175	97,696	98,729	95,666	95,360
Interest expense	3,034	2,824	2,987	3,055	3,255
Net interest income	103,141	94,872	95,742	92,611	92,105
Acquisition-related provision for credit losses	3,927	0	0	0	0
Provision for credit losses	2,111	906	2,162	(944)	(4,338)
Net interest income after provision for credit losses	97,103	93,966	93,580	93,555	96,443
Deposit service and other banking fees	17,008	16,894	16,298	16,438	15,216
Mortgage banking	269	155	293	460	331
Wealth management and insurance services	17,921	19,042	16,946	17,498	16,436
Employee benefit services	28,921	29,580	30,395	29,923	27,477
Unrealized (loss) gain on equity securities	(22)	2	3	(10)	0
Total noninterest revenues	64,097	65,673	63,935	64,309	59,460
Salaries and employee benefits	65,398	61,648	63,094	62,883	57,892
Data processing and communications	13,611	12,659	12,880	12,966	12,766
Occupancy and equipment	10,424	10,952	9,803	9,867	10,270
Amortization of intangible assets	3,851	3,732	3,751	3,703	3,246
Litigation accrual	0	0	0	(100)	0
Acquisition-related contingent consideration adjustment	400	0	200	0	0
Acquisition expenses	3,960	299	568	102	4
Other	12,780	10,517	10,617	11,015	9,365
Total operating expenses	110,424	99,807	100,913	100,436	93,543
Income before income taxes	50,776	59,832	56,602	57,428	62,360
Income taxes	10,971	12,777	13,038	12,092	14,416
Net income	$39,805	$47,055	$43,564	$45,336	$47,944
Basic earnings per share	$0.74	$0.87	$0.80	$0.84	$0.89
Diluted earnings per share	$0.73	$0.86	$0.80	$0.83	$0.88
Profitability
Return on assets	1.03%	1.22%	1.12%	1.20%	1.31%
Return on equity	9.16%	9.35%	8.30%	8.55%	9.61%
Return on tangible equity(2)	17.61%	15.63%	13.71%	14.00%	15.96%
Noninterest revenues/operating revenues (FTE)(1)	38.3%	40.9%	40.0%	41.0%	39.3%
Efficiency ratio	61.1%	59.6%	60.4%	61.7%	59.7%
Components of Net Interest Margin (FTE)
Loan yield	4.05%	3.99%	4.19%	4.15%	4.16%
Cash equivalents yield	0.65%	0.19%	0.15%	0.15%	0.11%
Investment yield	1.81%	1.74%	1.78%	1.87%	1.99%
Earning asset yield	2.97%	2.81%	2.83%	2.83%	2.89%
Interest-bearing deposit rate	0.12%	0.11%	0.12%	0.13%	0.14%
Borrowing rate	0.44%	0.33%	0.32%	0.39%	0.45%
Cost of all interest-bearing funds	0.13%	0.12%	0.13%	0.14%	0.15%
Cost of funds (includes DDA)	0.09%	0.09%	0.09%	0.10%	0.10%
Net interest margin (FTE)	2.89%	2.73%	2.74%	2.74%	2.79%
Fully tax-equivalent adjustment	$1,008	$830	$821	$805	$864

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022		2021
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Average Balances
Loans	$7,725,107	$7,389,290	$7,297,576	$7,268,659	$7,341,226
Cash equivalents	472,671	930,882	1,813,910	2,077,996	2,074,757
Taxable investment securities	5,760,399	5,502,965	4,445,504	3,800,978	3,547,646
Nontaxable investment securities	513,506	413,268	404,251	384,053	409,244
Total interest-earning assets	14,471,683	14,236,405	13,961,241	13,531,686	13,372,873
Total assets	15,452,712	15,596,209	15,418,880	15,027,478	14,720,084
Interest-bearing deposits	9,268,859	9,101,664	8,896,562	8,662,387	8,581,629
Borrowings	310,674	318,193	314,610	237,114	256,985
Total interest-bearing liabilities	9,579,533	9,419,857	9,211,172	8,899,501	8,838,614
Noninterest-bearing deposits	4,061,738	3,968,197	3,935,586	3,841,646	3,719,592
Shareholders' equity	1,743,410	2,040,843	2,083,115	2,104,164	2,001,731
Balance Sheet Data
Cash and cash equivalents	$197,628	$1,020,926	$1,875,064	$2,322,661	$2,205,926
Investment securities	5,643,022	5,831,616	4,979,089	4,403,398	4,057,662
Loans:
Business lending	3,331,998	3,102,533	3,075,904	3,092,177	3,186,487
Consumer mortgage	2,903,822	2,592,586	2,556,114	2,470,974	2,408,499
Consumer indirect	1,309,753	1,176,373	1,189,749	1,168,378	1,109,504
Home equity	425,437	398,316	398,061	395,451	391,117
Consumer direct	173,686	152,445	153,811	155,602	148,540
Total loans	8,144,696	7,422,253	7,373,639	7,282,582	7,244,147
Allowance for credit losses	55,542	50,147	49,869	49,499	51,750
Goodwill and intangible assets, net	917,891	863,038	864,335	868,104	842,672
Other assets	640,138	538,197	510,399	503,852	502,630
Total assets	15,487,833	15,625,883	15,552,657	15,331,098	14,801,287
Deposits:
Noninterest-bearing	4,092,073	4,036,563	3,921,663	3,864,951	3,729,355
Non-maturity interest-bearing	8,268,649	8,388,800	8,061,174	7,898,876	7,632,274
Time	997,050	892,304	928,331	959,994	977,396
Total deposits	13,357,772	13,317,667	12,911,168	12,723,821	12,339,025
Borrowings	309,226	302,395	326,608	319,675	197,823
Subordinated notes payable	3,263	3,270	3,277	3,283	3,290
Accrued interest and other liabilities	155,876	150,448	210,797	214,385	200,049
Total liabilities	13,826,137	13,773,780	13,451,850	13,261,164	12,740,187
Shareholders' equity	1,661,696	1,852,103	2,100,807	2,069,934	2,061,100
Total liabilities and shareholders' equity	15,487,833	15,625,883	15,552,657	15,331,098	14,801,287
Capital
Tier 1 leverage ratio	8.65%	9.09%	9.09%	9.22%	9.36%
Tangible equity/net tangible assets(2)	5.40%	6.98%	8.69%	8.59%	9.02%
Diluted weighted average common shares O/S	54,393	54,515	54,559	54,541	54,613
Period end common shares outstanding	53,734	53,913	53,878	53,926	53,919
Cash dividends declared per common share	$0.43	$0.43	$0.43	$0.43	$0.42
Book value	$30.92	$34.35	$38.99	$38.38	$38.23
Tangible book value(2)	$14.69	$19.16	$23.77	$23.10	$23.41
Common stock price (end of period)	$63.28	$70.15	$74.48	$68.42	$75.65

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022		2021
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Asset Quality
Nonaccrual loans	$31,686	$32,213	$41,665	$65,967	$68,476
Accruing loans 90+ days delinquent	5,439	3,816	3,808	1,874	1,722
Total nonperforming loans	37,125	36,029	45,473	67,841	70,198
Other real estate owned (OREO)	619	416	718	891	879
Total nonperforming assets	37,744	36,445	46,191	68,732	71,077
Net charge-offs	383	539	1,708	1,350	(592)
Allowance for credit losses/loans outstanding	0.68%	0.68%	0.68%	0.68%	0.71%
Nonperforming loans/loans outstanding	0.46%	0.49%	0.62%	0.93%	0.97%
Allowance for credit losses/nonperforming loans	150%	139%	110%	73%	74%
Net charge-offs/average loans	0.02%	0.03%	0.09%	0.07%	(0.03)%
Delinquent loans/ending loans	0.75%	0.84%	1.00%	1.28%	1.22%
Provision for credit losses/net charge-offs	1,577%	168%	127%	(70)%	733%
Nonperforming assets/total assets	0.24%	0.23%	0.30%	0.45%	0.48%
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Pre-tax, pre-provision net revenue
Net income (GAAP)	$39,805	$47,055	$43,564	$45,336	$47,944
Income taxes	10,971	12,777	13,038	12,092	14,416
Income before income taxes	50,776	59,832	56,602	57,428	62,360
Provision for credit losses	6,038	906	2,162	(944)	(4,338)
Pre-tax, pre-provision net revenue (non-GAAP)	56,814	60,738	58,764	56,484	58,022
Acquisition expenses	3,960	299	568	102	4
Acquisition-related contingent consideration adjustment	400	0	200	0	0
Unrealized loss (gain) on equity securities	22	(2)	(3)	10	0
Litigation accrual	0	0	0	(100)	0
Adjusted pre-tax, pre-provision net revenue (non-GAAP)	$61,196	$61,035	$59,529	$56,496	$58,026

Pre-tax, pre-provision net revenue per share
Diluted earnings per share (GAAP)	$0.73	$0.86	$0.80	$0.83	$0.88
Income taxes	0.20	0.24	0.24	0.22	0.26
Income before income taxes	0.93	1.10	1.04	1.05	1.14
Provision for credit losses	0.12	0.01	0.04	(0.01)	(0.08)
Pre-tax, pre-provision net revenue per share (non-GAAP)	1.05	1.11	1.08	1.04	1.06
Acquisition expenses	0.07	0.01	0.01	0.00	0.00
Acquisition-related contingent consideration adjustment	0.01	0.00	0.00	0.00	0.00
Unrealized loss (gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Litigation accrual	0.00	0.00	0.00	0.00	0.00
Adjusted pre-tax, pre-provision net revenue per share (non-GAAP)	$1.13	$1.12	$1.09	$1.04	$1.06

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022		2021
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Net income
Net income (GAAP)	$39,805	$47,055	$43,564	$45,336	$47,944
Acquisition expenses	3,960	299	568	102	4
Tax effect of acquisition expenses	(856)	(64)	(131)	(21)	(1)
Subtotal (non-GAAP)	42,909	47,290	44,001	45,417	47,947
Acquisition-related contingent consideration adjustment	400	0	200	0	0
Tax effect of acquisition-related contingent consideration adjustment	(86)	0	(46)	0	0
Subtotal (non-GAAP)	43,223	47,290	44,155	45,417	47,947
Acquisition-related provision for credit losses	3,927	0	0	0	0
Tax effect of acquisition-related provision for credit losses	(848)	0	0	0	0
Subtotal (non-GAAP)	46,302	47,290	44,155	45,417	47,947
Unrealized loss (gain) on equity securities	22	(2)	(3)	10	0
Tax effect of unrealized loss (gain) on equity securities	(5)	0	1	(2)	0
Subtotal (non-GAAP)	46,319	47,288	44,153	45,425	47,947
Litigation accrual	0	0	0	(100)	0
Tax effect of litigation accrual	0	0	0	21	0
Operating net income (non-GAAP)	46,319	47,288	44,153	45,346	47,947
Amortization of intangibles	3,851	3,732	3,751	3,703	3,246
Tax effect of amortization of intangibles	(832)	(797)	(864)	(780)	(750)
Subtotal (non-GAAP)	49,338	50,223	47,040	48,269	50,443
Acquired non-PCD loan accretion	(1,023)	(734)	(812)	(906)	(1,169)
Tax effect of acquired non-PCD loan accretion	221	157	187	191	270
Adjusted net income (non-GAAP)	$48,536	$49,646	$46,415	$47,554	$49,544

Return on average assets
Adjusted net income (non-GAAP)	$48,536	$49,646	$46,415	$47,554	$49,544
Average total assets	15,452,712	15,596,209	15,418,880	15,027,478	14,720,084
Adjusted return on average assets (non-GAAP)	1.26%	1.29%	1.19%	1.26%	1.35%

Return on average equity
Adjusted net income (non-GAAP)	$48,536	$49,646	$46,415	$47,554	$49,544
Average total equity	1,743,410	2,040,843	2,083,115	2,104,164	2,001,731
Adjusted return on average equity (non-GAAP)	11.17%	9.87%	8.84%	8.97%	9.93%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022		2021
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data (continued)
Earnings per common share
Diluted earnings per share (GAAP)	$0.73	$0.86	$0.80	$0.83	$0.88
Acquisition expenses	0.07	0.01	0.01	0.00	0.00
Tax effect of acquisition expenses	(0.02)	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.78	0.87	0.81	0.83	0.88
Acquisition-related contingent consideration adjustment	0.01	0.00	0.00	0.00	0.00
Tax effect of acquisition-related contingent consideration adjustment	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.79	0.87	0.81	0.83	0.88
Acquisition-related provision for credit losses	0.07	0.00	0.00	0.00	0.00
Tax effect of acquisition-related for provision credit losses	(0.01)	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.85	0.87	0.81	0.83	0.88
Unrealized loss (gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Tax effect of unrealized loss (gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.85	0.87	0.81	0.83	0.88
Litigation accrual	0.00	0.00	0.00	0.00	0.00
Tax effect of litigation accrual	0.00	0.00	0.00	0.00	0.00
Operating diluted earnings per share (non-GAAP)	0.85	0.87	0.81	0.83	0.88
Amortization of intangibles	0.07	0.07	0.07	0.07	0.06
Tax effect of amortization of intangibles	(0.02)	(0.02)	(0.02)	(0.01)	(0.01)
Subtotal (non-GAAP)	0.90	0.92	0.86	0.89	0.93
Acquired non-PCD loan accretion	(0.02)	(0.01)	(0.01)	(0.02)	(0.02)
Tax effect of acquired non-PCD loan accretion	0.01	0.00	0.00	0.00	0.00
Diluted adjusted net earnings per share (non-GAAP)	$0.89	$0.91	$0.85	$0.87	$0.91

Noninterest operating expenses
Noninterest expenses (GAAP)	$110,424	$99,807	$100,913	$100,436	$93,543
Amortization of intangibles	(3,851)	(3,732)	(3,751)	(3,703)	(3,246)
Acquisition expenses	(3,960)	(299)	(568)	(102)	(4)
Acquisition-related contingent consideration adjustment	(400)	0	(200)	0	0
Litigation accrual	0	0	0	100	0
Total adjusted noninterest expenses (non-GAAP)	$102,213	$95,776	$96,394	$96,731	$90,293

Efficiency ratio
Adjusted noninterest expenses (non-GAAP) - numerator	$102,213	$95,776	$96,394	$96,731	$90,293
Tax-equivalent net interest income	104,149	95,702	96,563	93,416	92,969
Noninterest revenues	64,097	65,673	63,935	64,309	59,460
Acquired non-PCD loan accretion	(1,023)	(734)	(812)	(906)	(1,169)
Unrealized loss (gain) on equity securities	22	(2)	(3)	10	0
Operating revenues (non-GAAP) - denominator	167,245	160,639	159,683	156,829	151,260
Efficiency ratio (non-GAAP)	61.1%	59.6%	60.4%	61.7%	59.7%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2022		2021
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Balance sheet data
Total assets
Total assets (GAAP)	$15,487,833	$15,625,883	$15,552,657	$15,331,098	$14,801,287
Intangible assets	(917,891)	(863,038)	(864,335)	(868,104)	(842,672)
Deferred taxes on intangible assets	45,349	43,968	44,160	43,768	44,072
Total tangible assets (non-GAAP)	$14,615,291	$14,806,813	$14,732,482	$14,506,762	$14,002,687

Total common equity
Shareholders' equity (GAAP)	$1,661,696	$1,852,103	$2,100,807	$2,069,934	$2,061,100
Intangible assets	(917,891)	(863,038)	(864,335)	(868,104)	(842,672)
Deferred taxes on intangible assets	45,349	43,968	44,160	43,768	44,072
Total tangible common equity (non-GAAP)	$789,154	$1,033,033	$1,280,632	$1,245,598	$1,262,500

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$789,154	$1,033,033	$1,280,632	$1,245,598	$1,262,500
Total tangible assets (non-GAAP) - denominator	14,615,291	14,806,813	14,732,482	14,506,762	14,002,687
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	5.40%	6.98%	8.69%	8.59%	9.02%

(1) Excludes unrealized gain (loss) on equity securities.

(2) Includes deferred tax liabilities related to certain intangible assets.

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